Exhibit 11.1

Immuron limited
(ASX: IMC)

Corporate Governance Charters and Policies 2022

This version approved by the Board on 09 Sept 2022.

www.immuron.com.au

Contents

1	INTRODUCTION	3

	CHARTERS	5

2	BOARD CHARTER	5

3	AUDIT AND RISK COMMITTEE CHARTER	13

4	REMUNERATION and NOMINATION COMMITTEE CHARTER	17

	POLICIES	20

5	ANTI-BRIBERY AND ANTI-CORRUPTION POLICY	20

6	CODE OF CONDUCT	25

7	COMMUNICATION AND DISCLOSURE POLICY	29

8	DIVERSITY POLICY	32

9	PRIVACY POLICY	36

10	RISK MANAGEMENT POLICY	38

11	SECURITIES TRADING POLICY	39

12	WHISTLEBLOWER POLICY	46

1	INTRODUCTION

1.1	Purpose

The Board and Management of Immuron Limited (the Company) and any subsidiaries, collectively known as the Group, are committed, individually and collectively, to complying with all legal obligations and maintaining high standards of ethics and integrity in all Company dealings.

These Corporate Governance Charters and Policies (Charters and Policies) are a compilation of the charters and policies enacted by the Board of Directors to govern the Company. It provides in the one document how Company Personnel will conduct business with internal and external stakeholders, and sets out the Company’s position on a range of matters required by legislation and stakeholders, including the ASX Corporate Governance Council Principles and Recommendations 4th edition (2019). The charters and policies contained in this document are enacted by a suite of management processes and procedures.

In addition to this Charters and Policies, the Company is also governed by its constitution, which is available on the Company website.

1.2	Who does these Charters and Policies apply to?

These Charters and Policies apply to all individuals at all levels who are employed by, act for, or represent the Company and its subsidiaries (Company Personnel, also referred to as ‘you’ in this Charters and Policies) anywhere in the world. For the purposes of these Charters and Policies, Company Personnel includes:

a) directors;

b) officers;

c) managers;

d) employees;

e) contractors;

f) consultants; and

g) any other person representing the Company.

These Charters and Policies apply to Company Personnel irrespective of their employment status (that is, whether they are employed on a full-time, part-time, maximum term, casual or temporary basis).

1.3	Non-compliance and reporting obligations

It is your responsibility to report to your line manager any actual or suspected breach of these Charters and Policies or of any applicable laws and regulations. If you do not feel comfortable making a report to your line manager, you should contact an executive or director, Human Resources, Company Secretary, or the Whistleblower service set out later in these Charters and Policies.

If an actual or suspected breach of these Charters and Policies is brought to your attention, you must report it through the proper channel.

All potential violations of these Charters and Policies may be regarded as misconduct and will be taken seriously and investigated. If it is substantiated that you have failed to comply with the Charters and Policies, you may be subject to disciplinary action up to and including termination of employment or termination of contract.

In addition, certain actions may breach legislation resulting in conviction, fines and / or imprisonment.

1.4	Further guidance

If you require further guidance as to these Charters and Policies, please contact your Human Resources representative, or the Company Secretary.

1.5	Review

These Charters and Policies are reviewed upon changes to underlying legislation and at least once per calendar year by the Board to ensure its currency. Any changes to the Charters and Policies require approval of the Board.

Material changes in the Securities Dealing Policy will be notified to the ASX in accordance with the Listing Rules. The current version of these Charters and Policies (including the Securities Dealing Policy) is displayed on the Company website.

The date this version of the Charters and Policies was approved by the Board appears on the front cover.

1.6	Definitions

In these Charters and Policies, the following definitions apply:

Term	Meaning

Board	the Board of the Company

CEO	the Chief Executive Officer (who may also be the Managing Director) (if any)

CFO	the Chief Financial Officer

Chair	the chair of the Board

Charters and Policies	this document, Corporate Governance Charters and Policies

Code	the Code of Conduct set out in these Charters and Policies

Company Personnel	For the purposes of these Charters and Policies, Company Personnel includes:

	a) directors	e) contractors
	b) officers	f) consultants, and
	c) managers	g) any other person representing the Company.
d) employees

This Charters and Policies applies to Company Personnel irrespective of their employment status (that is, whether they are employed on a full-time, part-time, maximum term, casual or temporary basis).

Corporations Act	the Corporations Act 2001

Company	Immuron Limited ACN 063 114 045

Constitution	the constitution of the Company

Director	a director of the Company

General Meeting	a general meeting of shareholders of the Company and for the avoidance of doubt includes the annual general meeting

Group	the Company, its subsidiaries, and related bodies corporate

Related Entity	has the same meaning as provided under section 9 of the Corporations Act 2001 (Cth);

Reporting Period	the financial period covered by the annual report of the Company

Secretary	the secretary of the Company

Senior Executive and Senior Management	employees of the Company who manage the Company pursuant to the directions and delegations of the Board

You	Company Personnel (refer above)

There are further specific definitions within certain policies.

Board Charter

CHARTERS

2	BOARD CHARTER

2.1	Purpose

This document sets out the following matters:

●	the roles and responsibilities of the Board of the Company; and

●	the roles and responsibilities of the Senior Management of the Company; and

●	the manner of operation of the Board.

2.2	Definitions

Definitions for the Board Charter are set out in section 1.

2.3	Composition of the Board

It is the objective of the Company to establish and maintain a Board with a broad representation of skills, experience and expertise.

To assist in achieving the objective stated above, the Board will always consist of:

●	executive and non-executive directors; and

●	a minimum of three directors.

The members of the Board will be listed in the Annual Report of the Company.

The Board considers a director to be independent if the director is free of any interest, relationship or association that may materially influence, or may reasonably be perceived to materially influence, the director’s capacity to exercise their independent judgment on issues before the Board, and to act in the best interests of the Company and its shareholders. Therefore, the Board considers a non- executive director to be an independent director if they are a director who is not a member of Senior Management of the Company and who:

●	is not a substantial security holder of the Company, or an officer of, or otherwise directly associated with a substantial security holder of the Company;

●	is not or has not been employed in an executive capacity by the Company or a subsidiary of the Company within the last three years and did not become a Director within three years of being so employed;

●	within the last three years, has not been a senior employee, partner or director of a provider of material professional services to the Company or a child entity of the Company;

●	within the last three years, has not been in a material business relationship with the Company or any child entity of the Company or an officer of, or an associate to, someone with such a relationship;

●	is not a party to a material contractual relationship with the Company or a child entity of the Company other than as a Director of the Company;

●	has not served on the Board for a period which may materially interfere with that Director’s motivation to act in the best interests of the Company;

Corporate Governance Charters and Policies	Page 5 of 52	SEPT 2022

Board Charter

●	has no close family ties with any person who falls within any of the categories described above; and

●	is free from any conflict of interest which may materially interfere with that Director’s motivation to act in the best interest of the Company.

The Board shall review the independence of each non-executive director on an annual basis, having regard to the indicia set out above.

If a Director ceases to be independent, the Director shall advise the Chair of the Board immediately, and, if the Board finds that a Director is no longer independent, the Board shall immediately announce this to the market.

The Board shall state whether a non-executive Director is independent or not, and the reasons for such opinion, in the Company’s annual report.

2.4	Appointment of Directors

Directors are appointed in accordance with the Constitution. The Board will review and assess the suitability of new Directors against fixed criteria, which include overall skills, experience and background, professional skills, potential conflicts of interest, ability to exercise independent judgement and whether such director can be independent.

Senior Executives (who may be Directors) are appointed to fill specific roles in the management of the Company. The Board will review and assess the suitability of new Senior Executives against criteria which include overall skills, experience and background, professional skills, potential conflicts of interest and the ability to exercise independent judgement.

Directors and Senior Executives will be requested to provide the Company with information to make a review and assessment as set out above and also a consent to the Company undertaking background and other appropriate checks.

The Board will set out the terms and conditions of the appointment of a Director or Senior Executive in a formal letter of appointment or a Service Agreement (including an Executive Service Agreement where applicable). Where that Director or Senior Executive proposes providing services via a corporate entity then the Company and that Director or Senior Executive will execute a letter under which that Director or Senior Executive personally acknowledges their obligations.

New Directors of the Company will be provided with a copy of the Constitution and all relevant policies (including this Board Charter) of the Board.

New Directors will be fully briefed with respect to the strategic direction of the Company. Directors will be offered regular opportunity for professional development.

The Company shall undertake appropriate checks before appointing a Director or Senior Executive or putting forward to security holders a candidate for election as a Director of the Company. The appointment of Directors and Senior Executives are conditional upon the checks being satisfactory.

The Company will provide security holders of the Company with all material information in the Company’s possession which is relevant to a decision on whether to elect or re-elect a Director.

The Board will set out the terms and conditions of the appointment of a member of Senior Management in an employment contract with the Senior Management.

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Board Charter

2.5	Responsibilities of the Board

The Board is responsible for management and corporate governance of the Company. The Board has the authority to make decisions and give directions in relation to:

●	the development, implementation and alteration of the strategic direction of the Company, including future expansion of business activities;

●	risk management, assessment and monitoring. The risk management framework of the Company is reviewed at least once during each Reporting Period and it is to be disclosed if such review has taken place as part of the periodic reporting obligations of the Company;

●	ensuring appropriate external reporting to shareholders, the ASX, ASIC and other stakeholders;

●	encouraging ethical behaviour, including compliance with the Company’s governing laws and procedures and compliance with corporate governance standards; and

●	establishing targets and goals for Senior Management to achieve and monitoring the performance of Senior Management.

The Board is responsible for monitoring organisational capability in the context of agreed plans and budgets, accountability and diversity.

The Board has responsibility for the following specific matters:

●	the appointment and removal of the Chair of the Company;

●	the appointment of new Directors to fill a vacancy or as additional Directors;

●	the appointment, and where appropriate, the removal of the:

○	CEO;

○	CFO;

○	Executive Directors (to the extent of their capacity as an executive); Company Secretary; and

○	Ratifying the appointment or removal of other Senior Management of the Company.

●	oversight of all matters delegated to Senior Management;

●	reviewing the performance of the CEO and monitoring the performance of his or her direct reports;

●	managing succession planning for the position of CEO and overseeing succession planning for his or her direct reports;

●	approving overall Company, Director and specific senior executive remuneration and related performance standards and their evaluation;

●	ensuring the Code of Conduct, Communication and Disclosure Policy, Securities Trading Policy, Diversity Policy, Risk Management Policy and Remuneration Policy are operative and being complied with;

●	regular review of and powers to amend the Code of Conduct, Communication and Disclosure Policy, Securities Trading Policy, Diversity Policy, Risk Management Policy and Remuneration Policy to ensure the policies meet the standards of corporate governance the Board is committed to;

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Board Charter

●	review and oversight of compliance with ASX Listing Rules, financial reporting obligations, including periodic and continuous disclosure, legal compliance and related corporate governance matters;

●	approving and monitoring major capital expenditure, capital management, acquisitions and divestitures and material contracts;

●	approving and monitoring major Company financing matters including incurring material debt obligations; and

●	monitoring and reviewing the financial performance of the Company;

●	monitoring and reviewing the operational performance of the Company including the viability of current and prospective operations and exploration opportunities; and

●	proposing and recommending to shareholders any changes in the capital structure of the Company.

The Board may, in its absolute discretion and without abrogating its responsibilities, delegate other matters from time to time.

2.6	Allocation of Responsibilities

The Chair of the Company has the following responsibilities:

●	the organisation and efficient conduct of the business of the Board at Board meetings and on all other occasions;

●	ensuring all Directors are adequately informed about Board matters in a timely fashion to facilitate rigorous, effective and accurate decision making in all business of the Board;

●	setting the agenda for meetings of the Board, guiding the meetings to facilitate open discussion and managing the conduct of, and frequency and length of such meetings, to provide the Board with an opportunity to arrive at a detailed understanding of the Company’s performance, financial position, operations and challenges;

●	liaising with the Secretary concerning matters of corporate governance and conveying all information to the Board;

●	encouraging engagement and compliance by Board members with their duties as Directors;

●	ensuring each Director is empowered to fully participate in meetings and is properly informed of Director performance expectations; and

●	engaging with major shareholders of the Company to ensure that their views are known to the Board.

The CEO/Managing Director has the following responsibilities:

●	recommend to the Board for review and approval the Company strategy and strategic framework;

●	recommend to the Board for review and approval a two year plan and annual budget for the first year of the plan including the setting of key objectives and deliverables consistent with the agreed strategy;

●	recruit and develop appropriately skilled Senior Management to execute the plans of the Company;

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Board Charter

●	manage the Company in accordance with the directions and delegations of the Board;

●	report to the Board in a timely fashion all matters concerning the operations of the Company and the Company’s employees;

●	coordinate the roles and responsibilities of the management and employees of the Company to achieve the goals set by the Board;

●	carry out the day-to-day management of the Company;

●	in consultation with the Company’s management and employees, establish and implement management policies and procedures to:

○	achieve the financial and operational goals set by the Board;

○	build and maintain employee satisfaction and well-being;

○	build and maintain a staff identity and loyalty to the Company; and

○	ensure a safe workplace for all employees.

The Company Secretary has the following responsibilities:

●	The adoption and implementation of corporate governance practices;

●	Coordination of the Board and its Committees;

●	Monitoring of the policies and procedures of the Board;

●	Advising the Board, through the Chair, of the corporate governance policies of the Company;

●	Ensuring each director has access to the Company Secretary;

●	The accurate reporting of the Business of the Board, including the timely dispatch of Board agendas and briefing papers and the accurate recording and timely dispatch of the minutes of the Board;

●	Ensuring compliance with ASX Listing Rules, the Corporations Act and Corporations Regulations where applicable to the Board and the Company;

●	Circulating all market announcements to the Board immediately prior to, or shortly after, release to the ASX (as applicable);

●	In conjunction with the Chair, determine whether information conveyed to the Company Secretary should be disclosed to the ASX; and

●	Liaising with the ASX in respect of Company announcements.

2.7	Board Meetings

Subject to the Act, a quorum for meetings of Directors may be fixed by the Directors and, unless so fixed, is two.

The Board will meet no fewer than six (6) times each financial year, where possible and appropriate, and may meet as often as required to fulfil their duties. A meeting of the Board may be held in 2 or more places linked together by any technology.

Minutes of each Board meeting shall be prepared by the Company Secretary, approved by the Chair and circulated to Directors after each meeting.

Minutes of meetings will be approved in accordance with the Corporations Act.

Each Director has an obligation at Board meetings and concerning the Company generally, to reach decisions which he or she believes to be in the best interests of the Company, free of any actual or possible personal or other business related conflict of interest.

At the commencement of each meeting, each Director must disclose any actual or potential conflicts of interest. Ongoing conflicts of interest need not be disclosed at each meeting once acknowledged.

Where members are deemed to have a real or perceived conflict of interest, they will be excused from discussion on the issue where a conflict may, or exists.

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Board Charter

2.8	Shareholder meetings

The Company is committed to upholding shareholder rights and participation in General Meetings. Shareholders are to be invited to attend and ask questions at each General Meeting.

The auditor of the Company will be invited to attend and answer questions from the shareholders of the Company at each annual General Meeting.

If a resolution is proposed to be put at a General Meeting for the election or re-election of Director(s) of the Company, the notice of meeting convening such General Meeting will contain all material information for shareholders to determine whether to elect or re-election the Director(s).

All substantive resolutions at a General Meeting are to be determined by way of poll rather than as a show of hands.

2.9	Board Committees and Corporate Governance

To assist in execution of its duties, the Board will establish an Audit and Risk Committee and a Remuneration and Nomination Committee or, if the size and intended operations of the Company is such that establishment of one or both of these committees is not practicable, the Board shall undertake the functions of these committees.

The Board has adopted a charter for the Audit and Risk Committee setting out matters concerning its composition and responsibilities.

The Board has adopted a charter for the Remuneration and Nomination Committee setting out matters concerning its composition and responsibilities.

Committee charters are approved by the Board and reviewed when necessary.

Members of Committees (when applicable) are appointed by the Board. The Board may appoint additional Directors to Committees or remove and replace members of Committees by resolution.

The Board may also establish ad-hoc special purpose committees from time to time, with terms of reference approved by the Board.

The Board shall be informed of any actual and potential breach of any of the adopted policies and shall be provided with all available details of such actual or potential breach.

2.10	Independent Professional Advice

The Board and Directors, collectively and independently, are entitled to seek independent professional advice at the Company’s expense to assist in their carrying out the functions and responsibilities as set out in this Charter or as regulated by applicable legislation, regulation or common law.

The Chair must approve the engagement of professional advisors acting in the best interests of the Company. If the Chair refuses approval of the engagement of professional advisors, the matter may be referred to the Board.

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Board Charter

2.11	Performance Evaluation

The Board shall develop and disclose a process for periodically evaluating the performance of the Board and Senior Executives, its committees and individual Directors, and disclose, in relation to each Reporting Period, whether a performance evaluation was undertaken in accordance with that evaluation process during that Reporting Period.

The Board shall monitor and evaluate the performance of the CEO and Senior Executives in achieving the strategies and budgets set by the Board, and, where appropriate, may seek advice from the Remuneration Committee. Such evaluation of the CEO and Senior Executives shall be disclosed as part of the performance evaluation as set out in the preceding paragraph.

The Board shall approve non-executive director remuneration (subject to such remuneration not exceeding the maximum non-executive director remuneration pool approved by shareholders), Senior Executive and the CEO/Managing Director remuneration and any incentive or employee equity plans.

2.12	Corporate Governance

The Board shall encourage ethical behaviour and compliance with the Company’s policies and procedures, including but not limited to the Company’s Securities Trading Policy, Continuous Disclosure Policy and Code of Conduct.

The Board shall periodically review the Company’s compliance with corporate governance standards.

2.13	Diversity

The Board shall approve the Company’s Diversity Policy and annual measurable objectives to encourage diversity (including, but not limited to, gender diversity) across the Company.

The Board shall annually review the Company’s progress in achieving the measurable objectives set out in the Company’s Diversity Policy.

2.14	Directors’ Conduct

In undertaking the responsibilities described in this Charter, the Board shall endeavour to create further value for shareholders, and in accordance with the obligations imposed upon it by law and with the Constitution.

2.15	Director Development

The Company is committed to continuing professional development of its Directors and Senior Executives. In line with this commitment, there is an expectation all Directors and Senior Executives will commit to professional development each year where an appropriate time arises and on the basis the professional development is of value, both financially and in terms of the content being delivered. The Board will allocate an appropriate budget for this purpose to encourage Directors to participate in training and development programs. Any Director wishing to undertake either specific directorial training or personal development courses is expected to approach the Chair for approval of the proposed course. Development may be in both governance and governance processes or in the Company’s industry.

The Board shall adopt a program for evaluating the need for Directors and Senior Executives to undertake professional development. Such evaluation shall occur at least once for each Director and Senior Executive during each Reporting Period where possible and appropriate.

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Board Charter

2.16	Director Induction

New Directors will undergo an induction process in which they will be given a full briefing on the Company, including meeting with key Executives, tours of the premises (where applicable), an induction package and presentations.

2.17	Independent Advice

Any Director is entitled to seek independent professional advice at the Company’s expense on any matter connected with the discharge of his or her responsibilities, provided the Director:

●	first provides the Chair with details of the nature of and reasons for the professional advice sought, the likely cost of seeking such independent professional advice and the details of the independent adviser he or she proposes to instruct;

●	The Chair must approve the independent adviser nominated by the Director;

●	The Chair may prescribe a reasonable limit on the amount that the Company shall contribute towards the cost of obtaining the advice;

●	All documentation containing or seeking independent professional advice must clearly state the advice is sought in relation to the Company and/or the Director in his or her capacity as a Director of the Company;

The Chair shall decide if any advice received by an individual Director will be circulated to the remainder of the Board.

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Audit and Risk Committee Charter

3	AUDIT AND RISK COMMITTEE CHARTER

The Company has established an Audit and Risk Committee (Committee). The purpose for which the Committee has been established and the powers of the Committee are set out in this document.

3.1	Definitions

Definitions for this Charter are set out in section 1.

3.2	Membership

The Audit and Risk Committee will, where practical, consist of at least three independent Non-Executive Directors and such other members so that overall Audit and Risk Committee comprises:

●	at least one member who understands the industry in which the Company operates, and

●	members who can read and understand financial statements and are otherwise financially literate.

The Board may appoint one member of Senior Executive Management to be a member of the Committee if they deem that their expertise is crucial in adding value to the Committee.

3.3	Chair

The full Board will nominate the Chair of the Committee, who shall be an independent Non- Executive Director and not the Chair of the Board where possible.

3.4	Secretary

The Company Secretary will be the secretary of the Audit and Risk Committee.

3.5	Other Attendees

The CEO/Managing Director and CFO, as well as other members of Senior Management, may be invited to be present for all or part of the meetings of the Audit and Risk Committee, but will not be members of the Committee.

Representatives of the external Auditor are invited to attend the Audit and Risk Committee at least twice each year; once about the half year financial statements and once about the full year financial statements.

3.6	Quorum

A quorum will be two members (two Directors if committee constituted by the Board).

3.7	Meetings

Audit and Risk Committee Meetings will be held not less than four times a year, where possible and appropriate, to enable the Committee to undertake its role effectively. In addition, the Chair is required to call a meeting of the Audit and Risk Committee if requested to do so by any member of the Audit and Risk Committee, the CEO/Managing Director or the external Auditor.

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Audit and Risk Committee Charter

3.8	Authority

The Audit and Risk Committee is authorised by the Board to investigate any activity within its charter. The Audit and Risk Committee will have access to Management and Auditors and has rights to seek explanations and additional information. It is authorised to seek any information it requires from any employees and all employees are directed to cooperate with any request made by the Audit and Risk Committee.

The Audit and Risk Committee is authorised by the Board to obtain outside legal or other independent professional advice and to secure the attendance of outsiders with relevant experience and expertise if it considers this necessary.

The Audit and Risk Committee is required to make recommendations to the Board on all matters within the Audit and Risk Committee’s Charter.

3.9	Reporting Procedures

The Audit and Risk Committee will keep minutes of its meetings. The Secretary shall circulate the minutes of the meetings of the Committee to all members of the Committee for comment and change before being signed by the Chair of the Audit and Risk Committee and circulated to the Board with the Board Papers for the next Board Meeting. The minutes are to be tabled at the Board meeting following the Audit and Risk Committee meeting along with any recommendations of the Committee.

3.10	Responsibilities of the Audit and Risk Committee

The Audit and Risk Committee is responsible for reviewing the integrity of the Company’s financial reporting and overseeing the independence of the external auditors. The Audit and Risk Committee has the following duties:

3.11	Accounting Practices and External Reporting

Financial Statements

●	To review the audited annual and half yearly financial statements and any reports which accompany published financial statements before submission to the Board, recommending their approval, focusing particularly on:

○	any changes in accounting policies and practices;

○	major judgmental areas;

○	significant adjustments, accounting and financial reporting issues resulting from the internal and external audit;

○	asset carrying values and impairment testing;

○	going concern considerations;

○	compliance with accounting policies and standards; and

○	compliance with legal requirements.

●	To review the evaluation by management of factors related to the independence of the Company’s public accountant and to assist them in the preservation of such independence.

●	To oversee management’s appointment of the company’s public accountant.

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Audit and Risk Committee Charter

Before the Company approves financial statements for a financial period (being a period within which the Company must report on its financial performance in accordance with its disclosure obligations), the Managing Director/CEO and CFO must provide a declaration that, in their opinion, the financial records of the Company have been properly maintained and that the financial statements comply with appropriate accounting standards and give a true and fair view of the financial position and performance of the Company and that the opinion of the Managing Director/CEO and the CFO has been formed on the basis of a sound system of governance, risk management and internal controls (the formulation of which are provided for in this Charter) which is operating effectively.

Periodic financial or other reports released in or for a particular financial period which are not audited or reviewed by the external auditor are to be peer-reviewed internally and signed off on by the CFO and the Board prior to release (including release as an announcement to ASX).

Related Party Transactions

To monitor and review the propriety of any related party transactions.

External Audit Function

●	To recommend to the Board the appointment of the external Auditor;

●	To meet privately with the external Auditor on at least an annual basis;

●	Each year, to review the appointment of the external Auditor, their independence, the scope of their appointment, the audit fee, and any questions of resignation or dismissal;

●	To discuss with the external Auditor before the audit commences the nature and scope of the audit, and to ensure coordination between staff and external Auditor;

●	To determine that no management restrictions are being placed upon external Auditor;

●	To discuss problems and reservations arising from the interim and final audits, and any matters the Auditors may wish to discuss (in the absence of management where necessary);

●	To review the external Auditor’s Management Letter and Management’s response; and

●	To review any regulatory reports on the Company’s operations and Management’s response.

Communication

●	Providing, through regular meetings, a forum for communication between the Board, Senior Financial Management, staff involved in internal control procedures and the external Auditors;

●	Enhancing the credibility and objectivity of financial reports with other interested parties, including creditors, key stakeholders and the public; and

●	Establishing procedures for complaints and reports regarding accounting, internal accounting controls and auditing matters and ensuring a mechanism for the confidential treatment of such complaints and reports including the ability to submit them anonymously.

3.12	Assessment of Effectiveness

To evaluate the adequacy and effectiveness of the Company’s administrative, operating and accounting policies through active communication with operating Management, internal Auditors and the External Auditors.

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Audit and Risk Committee Charter

3.13	Oversight of the Risk Management System

●	Monitor management’s performance against the Company’s risk management systems, including whether the Company is operating within the risk appetite adopted by the Board and to make recommendations to the Board in relation to changes that may be desirable to the management systems or risk appetite as set by the Board;

●	To review at least twice annually, where possible and appropriate, the Company’s risk management systems to ensure that risks relevant to achieving the Company’s strategic, business and reputational objectives are appropriately informed to the board;

●	To review any material incident involving fraud or a breakdown of the Company’s risk controls.

●	Meet periodically with key Management, internal staff and external Auditors to understand and discuss the Company’s control environment and make recommendations;

●	Receive reports from internal audit on its review of the adequacy of the Company’s processes for managing risk;

●	Receive reports from management on new and emerging sources of risk controls and mitigation measures that management has put in place to deal with those risks;

●	Assess the internal processes for determining and managing key risk areas, including:

○	non-compliance with laws, regulations, standards and best practice guidelines, including environmental and industrial relations law;

○	the Company’s insurance program;

○	litigation and claims; and

○	relevant business risks other than those that are dealt with by other specific committees.

●	To evaluate the Company’s exposure to fraud;

●	To advise the Board in relation to risk oversight and management policies;

●	To take an active interest in ethical considerations regarding the Company’s policies and practices;

●	To monitor the standard of corporate conduct in areas such as arms-length dealings and likely conflicts of interest;

●	To identify and direct any special projects or investigations deemed necessary;

●	To ensure the appropriate engagement, employment and deployment of all employees under statutory obligations;

●	To specifically address social and environmental risks that the Company faces;

●	To ensure a safe working culture is sustained in the workforce;

●	To oversee the Company’s insurance program, having regard to the business and insurable risks associated with the business of the Company;

●	To determine the Company’s Risk Profile describing the material risks, including both financial and non-financial matters, facing the Company and to assess the Company’s Risk Profile as adopted and provide recommendations to update such risk profile with respect to forecast probabilities of financial and non-financial risks the Company faces (or may in future face); and

●	To regularly review and update the Risk Profile (including the risk management systems and risk appetite as described above).

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Remuneration and Nomination Committee Charter

4	REMUNERATION and NOMINATION COMMITTEE CHARTER

The Company has established a Remuneration and Nomination Committee (Committee). The purpose for which the Committee has been established and the powers of the Committee are set out in this document.

Notwithstanding any other provision of this Charter, no individual director or senior executive is permitted to be involved in deciding his or her own remuneration.

4.1	Definitions

Definitions for this Charter are set out in section 1.

4.2	Membership

The Remuneration and Nomination Committee shall, where practical, be appointed by the Board from among the Directors of the Company. Where possible, the Committee shall consist of not less than three members with a majority of whom being independent Directors.

Directors will be appointed to the Remuneration and Nomination Committee for a term of three years or such shorter time as they remain in the office of Director.

The Board may appoint one member of Senior Executive Management to be a member of the Committee if they deem that their expertise is crucial in adding value to the Committee.

4.3	Chair

The Remuneration and Nomination Committee shall appoint any Director as the Chair of the Committee. The Chair should be an independent director.

4.4	Secretary

The Company Secretary shall be the Secretary of the Remuneration and Nomination Committee.

4.5	Quorum

A quorum shall be two members.

4.6	Meeting Frequency

Remuneration and Nomination Committee meetings will be held not less than once a year to enable the Committee to undertake its role effectively.

4.7	Authority

The Remuneration and Nomination Committee is authorised by the Board to complete the duties of the Committee as defined in this Charter. It is authorised to seek information it requires from employees and all employees are directed to cooperate with requests by the Remuneration and Nomination Committee.

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Remuneration and Nomination Committee Charter

The Remuneration and Nomination Committee is authorised by the Board to obtain outside legal or other independent professional advice and to secure the attendance of outsiders with relevant experience and expertise at meetings of the Remuneration and Nomination Committee if it considers this necessary.

The Remuneration and Nomination Committee is required to make recommendations to the Board on all matters within the Remuneration and Nomination Committee’s charter.

4.8	Reporting Procedures

The Secretary shall circulate minutes of the meetings of the Remuneration and Nomination Committee to all members of the Committee for comment and change before being signed by the Chair of the Committee and circulated to the Board with the Board papers for the next Board meeting. The minutes are to be tabled at the Board meeting following the Remuneration and Nomination Committee meeting along with any recommendations of the Remuneration and Nomination Committee.

4.9	Duties

The duties of the Remuneration and Nomination Committee are to:

Remuneration duties

●	Assist the Board in fulfilling its responsibilities in respect of establishing appropriate remuneration levels and policies including incentive policies for directors and senior executives;

●	Assess each market where the Company operates to ensure that senior executives are being rewarded commensurate with their responsibilities;

●	Obtain the best possible advice in establishing salary levels;

●	Make recommendations to the Board about the remuneration policies and procedures of the Company;

●	Set policies for senior executives’ remuneration;

●	Review the salary levels of senior executives and make recommendations to the Board on any proposed variations;

●	Review recommendations from the CEO;

●	Propose, for full Board approval, the terms and conditions of employment for the CEO;

●	Undertake an annual review, which will be reported to and confirmed by the full Board, of the CEO’s performance, including setting with the CEO goals for the coming year and reviewing progress in achieving those goals;

●	Undertaking Board and Senior Executive performance evaluations in accordance with adopted policies;

●	Reviewing Board and Senior Executive needs for professional development;

●	Set the criteria for negotiating any enterprise bargain agreement;

●	Review the Company’s recruitment, retention and termination policies and procedures for senior management;

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Remuneration and Nomination Committee Charter

●	Review and make recommendations to the Board on the Company’s equity based and financial incentive schemes;

●	Review and make recommendations to the Board on the Company’s superannuation arrangements; and

●	Review the remuneration of both executive and non-executive Directors and make recommendations to the Board on any proposed changes.

Nomination duties

●	Developing and regularly reviewing a policy on Board structure.

●	Developing criteria for Board membership.

●	Implementing a procedure for undertaking appropriate checks of Director and Senior Executive candidates.

●	Identifying and screening specific candidates for nomination.

●	Ensuring there is an appropriate induction and orientation program in place.

●	Making recommendations to the Board for committee membership.

●	Ensuring there is an appropriate Board succession plan in place.

●	Ensuring that the performance of each Board member and the Board is reviewed annually.

●	Developing with Directors an appropriate training and development program.

●	Overseeing management’s succession planning including the CEO and his/her direct reports.

●	Assisting the Chair in advising Directors about their performance and possible retirement.

Reviewing the policy in respect of tenure, remuneration and retirement of Directors.

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Anti-bribery and Anti-corruption Policy

POLICIES

5	ANTI-BRIBERY AND ANTI-CORRUPTION POLICY

5.1	Introduction

The Company is committed to the highest standard of honesty and integrity. The Company’s commitment to the highest ethical standards includes strict compliance with applicable anti-bribery and corruption laws in Australia and overseas, acting in an ethical manner and acting with honesty, integrity, fairness and respect.

This commitment is reflected in the statement of values of the Company. The secretary of the Company is the Anti-bribery Officer under this policy.

If the conduct concerns the secretary of the Company then references in this policy to the Anti-Bribery Officer are taken to include the Managing Director or CEO, or if the Company does not have a Managing Director or CEO, the Directors.

5.2	What does this policy do?

This policy sets out the responsibilities of the Company’s staff and applies both within Company and with respect to engagements by the Company of third parties. The Company is committed to observing and upholding a prohibition on bribery, facilitation payments and secret commissions, fraud and related improper conduct, including the offering and acceptance of gifts and hospitality.

This policy recognises that serious criminal and civil penalties may be incurred and the reputational damage that may be done to the Company if it is involved in bribery or corruption are significant.

5.3	What is required under the policy?

Personnel must:

a)	understand and comply with this policy;

b)	not give, offer, accept or request bribes, facilitation payments, secret commissions or other prohibited or improper payments or benefits (including to public officials) or engage in money laundering or cause any of these things to be given, offered, accepted or requested;

c)	not approve any offers, or make, accept or request an irregular payment or other thing of value, to win business or influence a business decision in favour of the Company;

d)	comply with any reporting and approval processes for gifts, entertainment or hospitality;

e)	not offer or receive any gifts, entertainment or hospitality to or from public or government officials or politicians, without approval from the Anti-bribery Officer;

f)	obtain required approvals for donations and sponsorship;

g)	maintain accurate records of dealings with third parties; and

h)	be vigilant and report any breaches of, or suspicious behaviour related to, this policy to the Anti- bribery Officer.

See Annexure A for further information on the application and implementation of this policy.

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Anti-bribery and Anti-corruption Policy

5.4	ANNEXURE A – APPLICATION AND IMPLEMENTATION OF ANTI-BRIBERY AND CORRUPTION POLICY

1.	Bribery

(a)	Bribery is the act of offering, promising, giving or accepting a benefit with the intention of influencing a person who is otherwise expected to act in good faith or in an impartial manner, to do or omit to do anything in the performance of their role or function, in order to provide the Company with business or a business advantage that is not legitimately due. Anti-bribery laws apply not only to the bribery of public officials but also bribery in respect of any commercial transaction in the private sector; merely offering a bribe will usually be sufficient for an offence to be committed.

(b)	Bribery can take many forms. The benefit that is offered, given or accepted may be monetary or non-monetary. Bribery can involve non-cash gifts, political or charitable contributions, loans, reciprocal favours, business or employment opportunities or lavish corporate hospitality.

(c)	Bribery is not necessarily direct; it can be indirect, for example, where:

●	a person procures an intermediary or an agent to make an offer which constitutes a bribe to another person; or

●	an offer which constitutes a bribe is made to an associate of a person who is sought to be influenced.

(d)	Personnel must not give, offer, promise, accept or request a bribe and must not cause a bribe to be given, offered, promised or accepted by another person. Under no circumstances will the Company approve of any offers, or make, request or receive an irregular or improper payment or other thing of value, to win business or influence a business decision in the Company’s favour.

2.	Facilitation payments, secret commissions and money laundering

The making of facilitation payments, secret commissions and money laundering by Personnel is prohibited.

(a)	Facilitation payments are typically minor, unofficial payments made to secure or expedite a routine government action by a government official or employee.

For the avoidance of doubt, mere use of the word “facilitation” in connection with a payment (whether cash or non-cash) does not, in and of itself, indicate a facilitation payment for the purposes of this policy. The payment must fall within the bounds of the above defined term to be considered a facilitation payment under this policy.

(b)	Secret commissions typically arise where a person or entity (such as an employee of the Company) offers or gives a commission to an agent or representative of another person (such as a customer or client of the Company) that is not disclosed by that agent or representative to their principal. Such a payment is made as an inducement to influence the conduct of the principal's business.

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Anti-bribery and Anti-corruption Policy

(c)	Money laundering is where a person or entity conceals the existence of an illegal source of income and then disguises that income to make it appear legitimate.

3.	Gifts, entertainment and hospitality

The Company recognises that accepting or offering gifts, entertainment or hospitality of moderate value is customary and in accordance with local business practice, however the same is strictly prohibited in circumstances which could be considered to give rise to undue influence.

Where the offering or acceptance of gifts, entertainment or hospitality is permitted, they may only be offered or accepted where all of the following conditions are met:

a)	it is done for the purpose of general relationship building only;

b)	it cannot reasonably be construed as an attempt to improperly influence the performance of the role or function of the recipient;

c)	it complies with the local law of the jurisdiction in which the expenditure is made;

d)	it is given in an open and transparent manner; and

e)	it does not include cash, loans or cash equivalents (such as gift certificates or vouchers).

It may be a breach of this policy if gifts, entertainment or hospitality are provided to a single individual or single organisation on multiple occasions. It may also be a breach of this policy if gifts, entertainment or hospitality are received in a context that makes them inappropriate (for example, the provider is in the process of a competitive tender for the relevant division/business unit).

Personnel must not offer or accept from public or government officials or their associates, including politicians or political parties, any gifts, entertainment or hospitality, without approval from the Anti-bribery Officer.

If Personnel are uncertain as to whether the offer or acceptance of gifts, entertainment or hospitality is permitted in certain circumstances, they should seek clarification from the Anti- bribery Officer prior to the offer or acceptance of such gifts, entertainment or hospitality.

4.	Political and charitable donations

The Company must deal with politicians and government officers on matters that relate to its business activities at arm’s length and with the utmost professionalism to avoid any perception of attempting to gain an advantage.

Political donations must be authorised by the Company’s board and disclosed under relevant law or laws, and recorded in the Company’s accounts.

Charitable donations must be authorised by the Company’s board and similarly disclosed under relevant law or laws, and recorded in the Company’s accounts.

5.	Maintain accurate records

All accounts, invoices and other documents and records relating to dealings with third parties must be prepared accurately and completely. No accounts may be kept “off the books” to facilitate or conceal improper payments, or for any other means or reasons.

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Anti-bribery and Anti-corruption Policy

Similarly, all expenditure by Personnel (including on gifts, entertainment and hospitality), must be documented and recorded in expense reports and approved in the manner required by the Company in line with internal policies.

6.	Dealings with third parties

Any proposed third party engagement must be implemented with appropriate controls to ensure that the actions of the third party will not adversely affect the Company.

In this context, third parties may include actual or potential agents, distributors, suppliers, purchasers or contractors.

The Company’s board is responsible for determining which third parties require specific anti- bribery controls. The board will make that determination having regard to this policy, the nature and location of the work proposed to be undertaken by third parties, and in accordance with any guidelines issued by the Company from time to time.

7.	Acquisitions and joint ventures

In addition to any other due diligence investigations the Company would undertake prior to any acquisition of another entity or business, the Company must also undertake anti-bribery due diligence. The Company must keep detailed written records of those investigations.

Where the Company effectively controls a joint venture, or is considering acquiring an interest that would put it in a position of effective control of another entity, the joint venture entity must also comply with this policy. Where the Company is not in effective of another entity, it must exercise its influence to assist the joint venture to avoid improper conduct.

8.	Reporting breaches and suspicious behaviour

Personnel must report any breaches of, or suspicious conduct in relation to, this policy, including behaviour that makes Personnel and third parties feel threatened or under pressure to engage in improper conduct. Personnel should make reports of such behaviour to the relevant Anti-bribery Officer (being the secretary of the Company).

Personnel who wish to raise a concern or report a breach may be worried about possible repercussions. Personnel should be reassured that the Company encourages transparency and honesty, and will support anyone who raises genuine concerns, made in good faith, under this policy, even if they turn out to be mistaken or if nothing further eventuates.

The Company is committed to ensuring no one suffers detrimental treatment as a result of refusing to take part in conduct that may constitute bribery or corruption, or raising a genuine concern in respect of such conduct. Detrimental treatment includes dismissal, disciplinary action, threats or other unfavourable treatment connected with raising a concern.

If Personnel are subjected to any such treatment, they are strongly encouraged inform the relevant Anti-bribery Officer immediately. If the matter is not remedied, the Personnel should raise it formally in accordance with the Whistleblower Policy of the Company.

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Anti-bribery and Anti-corruption Policy

9.	Training of Personnel

The Company is committed to ensuring its Personnel fully understand this policy and how it is to be used. The Company will provide this policy (including as updated) as part of induction of new Personnel and will provide updates to existing Personnel.

The Company will use its best endeavours to provide training for personnel regarding how to recognise and deal with corruption and bribery, with the training of Personnel who are likely to be exposed to bribery or corruption to be prioritised.

10.	Implementation of this policy

The Company must appoint an Anti-bribery Officer, who will be responsible for:

a)	applying this policy and any divisional/business unit anti-bribery policy;

b)	monitoring the effectiveness of relevant policies;

c)	providing updates to the Company on the status of any reports made by Personnel, suspected or actual misconduct; and

d)	ensuring compliance with anti-bribery training programs.

As noted in item 9 of this policy, The Company will provide this policy (including as updated) as part of induction of new Personnel and will provide updates to existing Personnel.

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Code of Conduct

6	CODE OF CONDUCT

The Company is committed to the highest standards of honesty and ethical practices in all aspects of the Company’s operations.

6.1	Minimum Standards

This Code of Conduct (“Code”) will be reviewed periodically to check it is operating effectively and whether any changes are required. Accordingly, this Code may be amended from time to time.

Notwithstanding the above, this Code will always comply with the following minimum standards:

●	The Company will regularly review its practices and procedures to ensure that its legal obligations are being met;

●	The Company must publish this Code as amended on the Company’s web page;

●	All employees of the Company and particularly Senior Management and Directors must act honestly always in the exercise of their duties as an employee; and

●	All employees of the Company and particularly Senior Management and Directors will act to the best of their ability given their skills and experience.

The Board and Senior Management endorse this Code. A condition of employment for any employee of the Company is agreeing to be bound by this Code.

This Code has been prepared in accordance with the statement of values of the Company as displayed on the website of the Company.

6.2	Purpose

This document sets out:

●	the standards of ethical behaviour and good corporate governance that are required to be achieved by the Board, Senior Management and employees; and

●	how the Company will engender good corporate governance practices and encourage observance of the standards of behaviour and good corporate governance set out herein.

This document is not a legal document but sets out the aspirations and values of the Company to be adhered to.

6.3	Definitions

Definitions for the Code are set out in section 1.

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Code of Conduct

6.4	Standards

Integrity, Honesty and Fairness

The Directors, Senior Management and every employee of the Company is expected to:

●	act in accordance with the stated values of the Company and in the best interest of the Company;

●	act honestly and with high standards of personal integrity;

●	act ethically and responsibly;

●	treat fellow staff members with respect and not engage in bullying, harassment or discrimination;

●	deal fairly with customers, suppliers and the community;

●	understand and comply with legal requirements (including all laws and regulations that apply to the Company and its operations, the policies of the Company and, in respect of the Directors, the requirements placed on the Directors under Chapter 2D, Part 2D.1 of the Corporations Act 2001 (Cth);

●	avoid actual or potential conflicts of interest and declare any actual or potential conflicts that arise (and deal appropriately with same). Those conflicts include but are not limited to financial conflicts of interest;

●	take reasonable steps to avoid or manage any actual conflict or potential conflict that does arise;

●	report any complaint or instance of dissatisfaction with the Company, its Senior Management or employees to the Board;

●	never accept or offer any bribes or rebates or any other form of inducement or enticement;

●	decline to accept any gift which may affect their motivation to act in the best interest of the Company;

●	trade only in shares of the Company in strict accordance with the Company’s share trading policy;

●	maintain confidentiality with respect to all dealings of the Company and maintain the confidences of all persons the Company has dealings with;

●	not take advantage of their position or the opportunities arising therefrom for personal gain; and

●	maintain individual’s privacy and not use any personal information provided to the Company for any purpose other than for that which it was provided to the Company.

The Company encourages Directors, Senior Management and every employee of the Company to report breaches of this Code to the appropriate person (being the secretary of the Company).

Good Corporate Citizenship

The Company recognises that it operates in an environment which impacts on various interests in the community. In pursuing corporate responsibility, the Company will:

●	always consider the environmental, sociological and economic impacts of our operations;

●	implement appropriate health and safety and environmental policies which balance the interests of our stakeholders and the communities in which we operate but always place the health and safety of our employees and others first;

●	observe the letter and spirit of relevant laws and regulations; and

●	adhere to the ASX Corporate Governance Principles and Recommendations.

Workplace Fairness

The Company values its employees. The objective of the Company is to create a diverse and equitable workplace where employees feel encouraged to perform and are free from discrimination based on age, gender, race, religion, sexual orientation or marital status.

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Code of Conduct

In pursuit of this objective, the Company will:

●	not tolerate any act of bullying, harassment or discrimination;

●	encourage the reporting of any act of harassment and deal swiftly and appropriately with those in breach of the standards to minimize harm, protecting the reporting employee if appropriate; and

●	openly apply policies of performance management, recognise achievement consistent with the policies and communicate to employee’s areas in which they could improve.

Trading Activities

The Company values fair competition and trade practices and will seek to comply with the letter and spirit of all Commonwealth and State or Territory trade practices laws where applicable. In pursuing this objective, the Company expects that:

●	its employees and particularly Senior Management will exercise the highest level of honesty and integrity in all dealings with suppliers, customers and consumers in relation to marketing and selling activities, use of market power, description of goods, our relationships with suppliers and the quality and safety of our products; and

●	its employees and particularly Senior Management, will never say or do anything that is likely to mislead or deceive anyone dealing with the Company.

6.5	Assistance

The Company considers breaches of this Code very seriously.

If you have any concerns or queries about conduct which may have breached this Code, it should be reported to a member of Senior Management. Employees making a report in good faith will be treated fairly and confidentially if appropriate. The report will be handled appropriately as the circumstances dictate to minimize harm to all parties.

Please contact the Company Secretary if you have any query or concern which has not been addressed in this Code or any other policy of the Company.

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Code of Conduct

6.6	Declaration of Interest - Template

#	Company	Immuron Limited
1	Names of Director / officer
2	Description of interest
3	Entity
4	Is the interest a material personal interest?
5	If the interest is material, has a standing notice of interest in accordance with ss191 and 192 of the Corporations Act been provided to the Board?
6	Date when disclosure given to the other Directors
7	Steps taken by the board for dealing with any conflicts of interest of director
8	Actions taken by director or officer to address any actual or perceived conflict of interest
9	Description of proposed related party transaction
10	Related party names and reason why related
11	Board meeting approval details
12	Voting restriction at Board meeting
13	Board determination details on whether expert's report required
14	Exemption reason from meeting members
15	Company members meeting approval details

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Communication and Disclosure Policy

7	COMMUNICATION AND DISCLOSURE POLICY

7.1	Background

As part of our overall policy of open disclosure, the Company ensures that all material communications regarding its operations are made available to all interested stakeholders in a timely fashion. To ensure that information about or concerning the Company which is to be given to the news media is timely, accurate, consistent, appropriate and conforms with Company policy, no public statement may be made on any matter concerning our work, our employees or our customers except in accordance with this policy.

Listing Rule 3.1 of the Australian Securities Exchange (“ASX”) requires listed entities to immediately notify the ASX when it becomes aware of any material information which is price sensitive (unless one of the exceptions apply) that a reasonable person would expect to have a material effect on the listed entity’s securities. Listing Rule 3.1 will apply to the Company on and from listing on the ASX

7.2	Purpose

This document sets out the Company’s policies and procedures which are aimed at ensuring the Company complies with the continuous disclosure requirements of the Corporations Act and ASX Listing Rules.

As part of effective communication the Company will, subject to and in compliance with the other terms of this policy, seek to implement an investor relations program to facilitate two way communication with investors. The Company, through its presentations and communications (which are to be made in accordance with the policies of the Company) seeks to engage with investors (including retail investors) as well as other market participants.

The Company encourages shareholder participation at general meetings.

7.3	Definitions

Definitions for the Board Charter are set out in section 1.

7.4	Board Policy on Disclosure

The Board is aware of its continuous disclosure obligations in respect of material information, and embraces the principle of providing access to that information to the widest audience.

The Board recognises that market announcements being accurate, balanced and expressed in a clear and objective manner allows investors to assess the impact of the information when making investment decisions is a critical component of effective communication and a free-market. In addition, the Board understands the importance of safeguarding the confidentiality of corporate information to avoid premature disclosure.

To ensure that these principles are appropriately actioned, the Board has nominated the Secretary as having responsibility for:

●	reviewing announcements to ensure they are accurate and balanced and are expressed in a clear and objective manner;

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Communication and Disclosure Policy

●	ensuring that the Company complies with continuous disclosure requirements;

●	overseeing and co-ordinating disclosure of information to ASX, analysts, brokers, shareholders, the media and the public;

●	educating directors and staff on the Company’s disclosure policies and procedures and raising awareness of the principles underlying continuous disclosure.

To safeguard against inadvertent disclosure of price sensitive information, the Board has agreed to keep to a minimum the number of directors and staff authorised to speak on the Company’s behalf.

In order of precedence, the following combinations of officers have authority to speak on behalf of the Company (including to the media) without the prior approval of the Board:

●	the Chair and/or the CEO, separately, then

●	the Chair and a director, jointly, then

●	any 2 directors and the CEO, jointly (by majority), and then

●	in extreme circumstances, any 2 directors, jointly.

These officers are also authorised to clarify information that the Company has released publicly through the ASX, but must avoid commenting on other price sensitive matters.

Although the officers set out above may respond to a request for comment from the media, no person may make overtures to the media on behalf of the Company or make any comment for and on behalf of the Company other than with the approval of the Board.

The Company has determined that the Secretary must be made aware of any information disclosures in advance, including information to be presented at private briefings. This will minimize the risk of breaching the continuous disclosure requirements.

Responses to enquiries from market analysts and shareholders are to be confined to errors in factual information and underlying assumptions. Earnings expectations are to be managed by using the continuous disclosure regime and any change to expectations is to be made by ASX announcement before commenting to anyone outside the Company.

The Company will not disclose price-sensitive information in any forum (including at a general meeting of shareholders) unless it has been previously disclosed to the ASX.

Any significant comments or concerns raised by investors or their representatives are to be conveyed to and, where appropriate responded to, by the Board and senior management.

The Company will disclose in its periodic reports whether it has any material exposure to environmental or social risks and, if it does, how it manages or intends to manage those risks.

7.5	Responsibilities

Directors and Senior Management must:

●	understand the continuous disclosure requirements set out in the ASX Listing Rules;

●	convey all potentially material information to the Company Secretary or Chair immediately after obtaining or becoming aware of such information;

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Communication and Disclosure Policy

●	preparing responses to any false information permeated with respect to the Company. Any such response must be approved by the Board; and

●	convey all information that would or would likely influence persons who commonly invest in securities to the Company Secretary or the Chair.

The Secretary must:

●	determine, in liaison with the Chair and CEO, whether information conveyed to the Secretary must be disclosed to the ASX before disclosing it to any person, including analysts and others outside the Company;

●	release presentation material to ASX ahead of the presentation occurring (subject to specific exception set out in the Corporate Governance Principles and Recommendations);

●	prepare an appropriate announcement in conjunction with the Chair and CEO, ensuring that the material information is reported in an objective and complete manner;

●	report material information to the ASX following the approval of the Board, ensuring that information reported is factual and does not omit any material information required to be disclosed under the ASX Listing Rules;

●	ensure that all announcements (including material market announcements) are provided to the Directors immediately prior to, or shortly after, release to the market;

●	ensuring that all information released through the ASX is promptly made available to its bankers and other parties to whom it has a similar reporting responsibility;

●	the further dissemination of information, after it has been released through the ASX, to investors and other interested parties;

●	posting such information on the Company’s website immediately after the ASX confirms that it has received such announcements;

●	reviewing all briefings and discussions with media representatives, analysts and major shareholders, to check whether any price sensitive information has been inadvertently disclosed. If so, to immediately announce the information through the ASX.

7.6	Shareholder Communications Strategy

The Board acknowledges the need for effective communications with shareholders and has adopted the following strategy:

●	providing shareholders with timely access to balanced information concerning the Company via ASX market releases;

●	shareholder meetings are structured to provide effective communication to shareholders and allow reasonable opportunity for informed shareholder participation;

●	the external auditor attends the annual general meeting and is available to respond to shareholder questions;

●	the Company's annual report is available (at the shareholder's option);

●	in addition to the annual report, the Company issues a report with the release of the half-year and full-year financial results, which is posted on its website;

●	the Company posts on its website all relevant announcements made to the market (including information used for analyst briefings and press releases) after they have been released to the ASX; and

●	shareholder questions may be posed to the Company via email communication (please refer to the Company's website) or by written correspondence or telephone to the Secretary.

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Diversity Policy

8	DIVERSITY POLICY

8.1	Introduction

The Company recognises the benefits arising from employee, senior management and Board diversity, including a broader pool of high quality employees, improving employee retention, accessing different perspectives and ideas and benefiting from all available talent. Diversity includes, but is not limited to, an individual’s race, ethnicity, gender, sexual orientation, age, physical abilities, educational background, socioeconomic status, and religious, political or other beliefs.

8.2	Definitions

Definitions for this policy are set out in section 1.

8.3	Purpose

The purpose of this Policy is to outline the Company’s commitment to fostering a corporate culture that embraces diversity and focuses on the composition of its Board and Senior Management team. The Policy also provides a process for the Board to determine measurable objectives which the Company will implement and report against to achieve its diversity goals.

8.4	Diversity commitment

The Company is committed to:

●	Complying with the diversity recommendations published by ASX Corporate Governance Committee by establishing measurable objectives (including a specific gender diversity target) for achieving gender diversity to the best of its ability;

●	Promoting diversity among Company Personnel at all levels throughout the Company; and

●	Keeping shareholders informed of the Company’s progress towards implementing and achieving its diversity objectives.

The Board will:

●	Aim to ensure appropriate procedures and measures are introduced and responsibilities delegated to the Remuneration and Nomination Committee to ensure that the Company’s diversity commitments are implemented appropriately;

●	Seek to ensure that the diversity profile is a factor that is considered in the selection and appointment of qualified employees, senior management and Board candidates;

●	Seek to identify and consider programs and initiatives that:

○	Assist in the development of a broader pool of skilled and experienced Board candidates, who are women;

○	Assist with enhancing employee retention, that of women from middle management;

○	Assist with minimizing career disruption when employees take time out of the workplace to meet other obligations and attempt to re-enter the workforce; and,

○	Facilitate or permit employees to access such programs or initiatives where reasonable, possible and in line with the needs and objectives identified by the diversity profile.

While a key focus of the Diversity Policy is promoting the role of women within organisations, the Company recognises that other forms of diversity are also important and will seek to promote and facilitate a range of diversity initiatives throughout the Company beyond gender diversity.

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Diversity Policy

8.5	Responsibilities and Accountabilities

Supporting workplace diversity is the responsibility of everyone in the Company.

The Board

●	Establishing the Company’s Diversity Policy;

●	Establishing and monitoring the Company’s diversity strategy;

●	Establishing measurable objectives for achieving diversity that are linked to the

●	Company’s circumstances and industry; and

●	Annually assessing the objectives and the progress in achieving them.

Remuneration and Nomination Committee

●	Addressing strategies on Board diversity;

●	Conducting all Board appointment processes in a manner that promotes gender diversity, including establishing a structured approach for identifying a pool of candidates, using external experts, where necessary;

●	Advising on measurable objectives for achieving diversity, and annually assessing the objectives and the progress in achieving them;

●	Reviewing and monitoring appropriate procedures to ensure the policy is implemented, which may include additional measurable objectives in relation to other aspects of diversity as identified in the policy;

●	Reporting and, where appropriate, making recommendations to the Board in relation to the above matters.

●	Reviewing and making recommendations to the Board regarding remuneration by gender; and

●	Reviewing and reporting to the Board, at least annually, on the proportion of women and men at all levels of the Company, and their relative levels of remuneration.

CEO

The CEO is responsible to the Board for:

●	The implementation of this Policy;

●	The development, implementation, maintenance and review of the appropriate structures, systems, policies and procedures to support the Company’s diversity strategy; and

●	Reporting to the Board and Remuneration and Nomination Committee on performance objectives and on the implementation of diversity initiatives and programs.

Senior Executives

Senior executives of the Company are responsible to the CEO for:

●	The practice and promotion of behaviour that is consistent with the Company’s values and this policy;

●	The incorporation of workplace diversity principles into their team and management practices;

●	The recognition and use of the diverse skills and knowledge of employees;

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Diversity Policy

●	Support for employees who seek flexible work arrangements and leave entitlements, subject to business needs;

●	Providing a workplace that is free from discrimination and harassment;

●	Ensuring meetings, travel and other work arrangements do not place inappropriate pressure on employees with personal or other family commitments; and

●	Resolving workplace issues in a timely, sensitive and effective manner wherever possible and in accordance with applicable law.

Employees

All employees are responsible for:

●	Behaving in a way that is consistent with the Company’s values and this Policy;

●	Respecting different ways of thinking and working to maintain a workplace that is inclusive and free from discrimination;

●	Supporting employees who access flexible work arrangements; and

●	Being aware of the Company’s diversity initiatives and, where appropriate, being involved.

8.6	Measurable objectives

Setting measurable objectives

The Board, in consultation with the Remuneration and Nomination Committee, will set measurable objectives for achieving diversity (including a specific gender diversity target), in accordance with this policy and the diversity targets set by the Board from time to time and will review the effectiveness and relevance of these measurable objectives on an annual basis.

The objectives set shall be in writing and be distributed to the Board and Senior Management.

The Board shall determine its gender diversity target for a specific reporting period. For the avoidance of doubt, the gender diversity target may be the same as for the prior reporting period.

Determining the measurable objectives

The measurable objectives should identify ways and, where applicable, specify benchmarks against which the achievement of diversity is measured, for the Board to assess and report annually on the Company’s progress towards achieving its diversity goals.

To set meaningful objectives, the Board (in consultation with the Remuneration and Nomination Committee) will assess its current diversity levels and identify where gaps exist.

Measurable objectives will then be developed which are tailored towards improving diversity in areas where most improvement is needed.

Periodic review

As part of the commitment to achieving and maintaining effective diversity policies, the Board and the Remuneration and Nomination Committee will perform regular reviews of the changes in diversity throughout the organisation where possible and appropriate,.

Measurable objectives as key performance indicators

The Board, in consultation with the Remuneration and Nomination Committee, will consider the extent to which the achievement of these measurable objectives should be tied to key performance indicators for the Board, the CEO and other Senior Management.

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Diversity Policy

Strategies

Strategies to help achieve the Company’s diversity objectives include:

●	Facilitating a corporate culture that embraces diversity and recognises employees at all levels have responsibilities outside of the workplace;

●	Ensuring that meaningful and varied development opportunities are available to all employees to enhance the retention of new employees and promotion of existing employees;

●	Recruiting from a diverse pool of candidates for all positions, including Board and senior management appointments; and

●	Reviewing succession plans to ensure an appropriate focus on diversity.

8.7	Annual disclosure

The Board will include in the Company’s Annual Report each year:

●	measurable objectives, if any, set by the Board;

●	progress against achieving the objectives; and

●	the proportion of women employees in the whole organisation, at Senior Management level and at Board level.

8.8	Review of this Policy

The Diversity Policy will be reviewed annually by the Remuneration and Nomination Committee to ensure that it remains relevant and appropriate to the Company.

External reviews of this Policy may be undertaken at the request of the Board from time to time.

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Privacy Policy

9	PRIVACY POLICY

9.1	Introduction

The Company is committed to providing quality services to you and this policy outlines our ongoing obligations to you in respect of how we manage your Personal Information.

We have adopted the Australian Privacy Principles (APPs) contained in the Privacy Act 1988 (Cth) (the Privacy Act). The NPPs govern the way in which we collect, use, disclose, store, secure and dispose of your Personal Information.

A copy of the Australian Privacy Principles may be obtained from the website of The Office of the Australian Information Commissioner at www.oaic.gov.au/

9.2	What is Personal Information and why do we collect it?

Personal Information is information or an opinion that identifies an individual. Examples of Personal Information we collect include: names, addresses, email addresses, phone and facsimile numbers.

Personal Information is obtained in many ways including from interviews, correspondence, telephone, email, our website, media and publications, from other publicly available sources and from third parties. We don’t guarantee website links or policy of authorised third parties.

We collect your Personal Information for the primary purpose of providing our services to you, providing information to our clients and marketing. We may also use your Personal Information for secondary purposes closely related to the primary purpose, in circumstances where you would reasonably expect such use or disclosure. You may unsubscribe from our mailing/marketing lists at any time by contacting us in writing.

When we collect Personal Information we will, where appropriate and where possible, explain to you why we are collecting the information and how we plan to use it.

9.3	Sensitive Information

Sensitive information is defined in the Privacy Act to include information or opinion about such things as an individual's racial or ethnic origin, political opinions, membership of a political association, religious or philosophical beliefs, membership of a trade union or other professional body, criminal record or health information.

Sensitive information will be used by us only:

●	For the primary purpose for which it was obtained

●	For a secondary purpose that is directly related to the primary purpose

●	With your consent; or where required or authorised by law.

9.4	Third Parties

Where reasonable and practicable to do so, we will collect your Personal Information only from you. However, in some circumstances we may be provided with information by third parties. In such a case we will take reasonable steps to ensure that you are made aware of the information provided to us by the third party.

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Privacy Policy

9.5	Disclosure of Personal Information

Your Personal Information may be disclosed in a number of circumstances including the following:

●	Third parties where you consent to the use or disclosure; and

●	Where required or authorised by law.

9.6	Security of Personal Information

Your Personal Information is stored in a manner that reasonably protects it from misuse and loss and from unauthorized access, modification or disclosure.

When your Personal Information is no longer needed for the purpose for which it was obtained, we will take reasonable steps to destroy or permanently de-identify your Personal Information. However, most of the Personal Information is or will be stored in client files which will be kept by us for a minimum of 7 years.

9.7	Access to your Personal Information

You may access the Personal Information we hold about you and to update and/or correct it, subject to certain exceptions. If you wish to access your Personal Information, please contact us in writing.

We will not charge any fee for your access request, but may charge an administrative fee for providing a copy of your Personal Information.

In order to protect your Personal Information we may require identification from you before releasing the requested information.

9.8	Maintaining the Quality of your Personal Information

It is an important to us that your Personal Information is up to date. We will take reasonable steps to make sure that your Personal Information is accurate, complete and up-to-date. If you find that the information we have is not up to date or is inaccurate, please advise us as soon as practicable so we can update our records and ensure we can continue to provide quality services to you.

9.9	Policy Updates

This Policy may change from time to time and is available on our website.

9.10	Privacy Policy Complaints and Enquiries

If you have any queries or complaints about our Privacy Policy please contact the Company Secretary.

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Risk Management Policy

10	RISK MANAGEMENT POLICY

The Board is committed to the identification, assessment and management of risk throughout the Company’s business activities.

The Company’s Risk Management Policy recognizes that risk management is an essential element of good corporate governance and fundamental in achieving its strategic and operational objectives. Risk management improves decision making, defines opportunities and mitigates material events that may impact security holder value.

The Board review’s the Company’s risk management framework at least annually and is to disclosure that such review has taken place.

Management reports risks identified to the Board through regular operations reports, and via direct and timely communication to the Board where and when applicable. The Company does not have an internal audit function.

The Company faces risks inherent to its business, including economic risks, which may materially impact the Company’s ability to create or preserve value for security holders over the short, medium or long term. The Company has in place policies and procedures, including a risk management framework, which is developed and updated to help manage risks. The Board does not consider the Company currently has material exposure to environmental or social sustainability risks.

The Board has established a policy for risk oversight and management within the Company. This is periodically reviewed and updated. Management reports risks identified to the Board through regular operations reports via direct communication to the Board where and when applicable. During the reporting period, management has reported to the Board as to the effectiveness of the Company’s management of its material business risks.

Before the Company approves financial statements for a financial reporting period, the Managing Director/CEO and CFO provide a declaration that, in their opinion, the financial records of the Company have been properly maintained and that the financial statements comply with appropriate accounting standards and give a true and fair view of the financial position and performance of the Company and that the opinion has been formed on the basis of a sound system of risk management and internal controls (the formulation of which is provided for in this Charter) which is operating effectively.

Periodic financial reports in a financial reporting period that are not audited or reviewed by the external auditor are to be peer-reviewed internally and signed-off on by the CFO and the Board prior to release (including as an announcement to ASX).

The Company also manages ongoing risk through the Audit and Risk Committee.

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Risk Management Policy

11	SECURITIES TRADING POLICY

11.1	Purpose

This securities trading policy (Policy) sets out the policy of the Company regarding dealing in Company securities.

In this Policy, securities include shares as well as options, warrants, debentures and any other security on issue from time to time.

11.2	Definitions

In addition to the definitions set out in section 1, the following definitions apply to this policy:

Term	Meaning
Black Out Period	is another term sometimes used to refer to a Closed Period.

Closed Period	is a period in which Restricted Persons are prohibited from trading in Company securities, unless under exceptional circumstances.

Inside Information	is price sensitive information relating to the Company that is not generally available to the public, which a reasonable person would expect to have a material effect on the price or value of Company securities.

Restricted Person	includes all Executive and Non-Executive directors, officers and employees of the Company, including their associates.

Trading Window

is a period that is not a Closed Period.

A Trading Window commences on the business day following the end of a Closed Period. It continues until a Closed Period commences again, subject to any other trading restrictions.

11.3	Scope

As set out in Section 1 of these Charters and Policies, and reproduced here for completeness, the Securities Trading Policy applies to all individuals at all levels who are employed by, act for, or represent the Company and its subsidiaries (Company Personnel, also referred to as ‘you’ in this Code) anywhere in the world.

For the purposes of these Charters and Policies, Company Personnel includes:

a) directors;

b) officers;

c) managers;

d) employees;

e) contractors;

f) consultants; and

g) any other person representing the Company.

This Policy applies to Company Personnel irrespective of their employment status (that is, whether they are employed on a full-time, part-time, maximum term, casual or temporary basis).

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Risk Management Policy

In addition to Company Personnel, the Securities Trading Policy also applies to:

●	A spouse, partner, parents, children, business partners of Company Personnel

●	people or entities defined as a related party or associate under the Corporations Act, which includes (but is not limited to) directors, their spouses, parents and children. A related party remains a related party if they have been a related party at any time within the previous six months.

●	Collectively described as Restricted Persons.

The term “trading” is used for convenience to refer to any form of dealing including but not only buying, selling, acquiring, disposing of, transferring, or granting or receiving interests in securities. Granting or receiving interests in securities may include but is not limited to directly or indirectly granting, allowing the grant of or becoming entitled to a security interest in or over securities. Lending securities is a form of dealing in securities (note, particular additional restrictions apply to lending securities).

11.4	Policy

The Company has adopted this Policy to regulate dealings by Restricted Persons in Securities.

All Restricted Persons must comply always with the provisions of the Corporation Act and, whilst the Company is listed, the Australian Securities Exchange (ASX) Listing Rules concerning Share dealings including:

●	Insider trading provisions;

●	Market manipulation provisions; and

●	Notification requirements.

It is each Restricted Person’s own responsibility to ensure that they are fully aware of their legal obligations with respect of security dealings.

All trading in securities by Restricted Persons must be in accordance with this Policy. Despite anything else in this Policy, Restricted Persons should not deal in the Company’s securities when they possess Price Sensitive Information relating to the Company that is not generally available to the market.

11.5	Insider Trading

Restricted Persons who possess material price sensitive information (collectively, inside information) relating to the Company, are prohibited in all circumstances from:

●	Trading in securities in the Company;

●	Procuring others to trade in securities in the Company; and

●	Directly or indirectly communicating the inside information to another person who the Restricted Person believes is likely to trade in the securities in the Company in any way or procure a third person to trade in the securities in the Company.

Insider trading is strictly prohibited by law, and it is incumbent upon all Restricted Persons to uphold that prohibition. Insider trading, or the perception of insider trading, by any Restricted Person will not be tolerated.

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Risk Management Policy

Insider trading is a crime and can result in imprisonment, fines, orders to pay compensation and other penalties against the Company and Restricted Persons.

11.6	Price Sensitive Inside Information

Inside information is information which is not generally available to the public and which a reasonable person would expect to have a material effect on the price or value of securities. The person who holds the information knows, or ought reasonably to know, the information is not generally available and, if it were, might materially affect the price or value of the Company’s securities.

Examples of inside information include, but are not limited to:

●	A material variance in the financial performance of the Company;

●	The signing or termination of a joint venture;

●	A proposed or actual takeover;

●	An unexpected liability or legal claim against the Company;

●	Proposed share issue; or

●	Changes in management.

Information is considered generally available if:

●	It can be easily observed;

●	It has been released to the ASX, published in an Annual Report or prospectus or is generally available to the investing public and a reasonable time has elapsed since the information was communicated; or

●	It may be deduced, inferred or concluded from the above.

Information would be likely to have a material effect on the price or value of Company securities if the information might influence persons who commonly acquire Securities in deciding whether to acquire or dispose of Company securities.

11.7	Closed Periods

Given the heightened risk of actual or perceived insider trading, the Board has determined Restricted Persons are prohibited from dealing in Company securities during the following periods (Closed Periods):

●	the seven (7) day period prior to release of the Company’s half year report on the ASX platform;

●	the seven (7) day period prior to release of the earlier of the Company’s preliminary final report or annual financial report on the ASX platform;

●	the seven (7) day period prior to release of the Company’s quarterly activities and cashflow reports on the ASX platform; and

●	any other period determined by the Board from time to time to be a Closed Period.

The Company Secretary will notify Restricted Persons of the opening and closing date of any other period determined by the Board to be a Closed Period as provided for above.

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Risk Management Policy

11.8	Excluded Trading

Trading that is not covered by the restrictions in this Policy, includes:

●	Transfer of securities in a superannuation fund or other saving scheme in which the Restricted Person is a beneficiary, but the Restricted Person has no control or influence over the investment decisions made by the superannuation fund or saving scheme;

●	An investment in, or trading units of, a fund or other scheme (other than a scheme only investing in Company securities) where the assets of the fund or other scheme are invested at the discretion of a third party;

●	Where a Restricted Person is a trustee, trading in securities by that trust provided the Restricted Person is not a beneficiary of the trust and any decision to trade during a Closed Period is taken by the other trustees or by the investment managers independently of the Restricted Person;

●	Undertakings to accept, or the acceptance of, a takeover offer;

●	Trading under an offer or invitation made to all or most of the security holders, such as, a rights issue, a security purchase plan, a dividend or distribution investment plan (DRP) and an equal access buy-back, where the plan that determines the timing and structure of the offer has been approved by the Board. In the case of a DRP, the Restricted Person must only elect to participate in the DRP when they are not in possession of non-public price sensitive information and may not change that election until they are again not in possession of non- public price sensitive information.;

●	A disposal of securities of the entity that is the result of a secured lender exercising their rights, for example, under a margin lending arrangement;

●	Receipt of securities for which shareholder approval has been obtained;

●	The issue of securities upon the conversion of convertible securities (i.e. exercise of options, conversion of performance rights etc.);

●	Receipt of securities pursuant to an incentive scheme of the Company where the offer of such securities is either made on a periodic basis as disclosed to ASX or the offer was made prior to or following a Closed Period;

●	The exercise (but not the sale of securities following exercise) of an option or a right under an employee incentive scheme, or the conversion of a convertible security, where the final date for the exercise of the option or right, or the conversion of the security, falls during a Closed Period and where the Restricted Person could not reasonably have exercised the options at a time prior to the Closed Period; and

●	Trading under a non-discretionary trading plan for which prior written clearance has been provided in accordance with procedures set out in this Policy and where:

○	The Restricted Person did not enter the plan or amend the plan during a Closed Period;

○	The trading plan does not permit the Restricted Person to exercise any influence or discretion over how, when, or whether to trade; and

○	The Company’s trading policy does not allow the Restricted Person to cancel the trading plan or cancel or otherwise vary the terms of his or her participation in the trading plan during a prohibited period other than in exceptional circumstances.

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Risk Management Policy

11.9	Pre-Dealing Procedure - trading outside Closed Periods

For all periods during which dealing in the Company’s securities is permitted in accordance with this policy, Restricted Persons must obtain prior written approval to trade in securities.

The Restricted person must advise the Company Secretary promptly following completion of any such trade.

Any approval to deal in the Company’s securities by a Restricted Person in accordance with this policy is automatically deemed to be withdrawn if the Restricted Person becomes aware of any price sensitive information prior to or during any approved dealing in the Company’s securities.

11.10	Trading inside a Closed Period - Exceptional Circumstances

A Restricted Person, who is not in possession of inside information affecting securities, may be given prior written approval to sell or otherwise dispose of securities during a Closed Period where there are exceptional circumstances.

Whether severe financial hardship or other exceptional circumstances exist is to be determined by the Chair or, if in the case of the Chair, by the Board in its sole and absolute discretion. Exceptional circumstances may include:

●	severe financial hardship which means a Restricted Person has a pressing financial commitment that cannot be satisfied otherwise than by selling the securities. By example, the tax liability of a Restricted Person would not normally constitute severe financial hardship unless the Restricted Person has no other means of satisfying the liability;

●	if the Restricted Person is required by a court order, or there are court enforceable undertakings to transfer or sell the securities or there is some other overriding legal or regulatory requirement for the Restricted Person to do so; or

●	a situation determined by the Chair or, in the case of the Chair, the non-executive Directors, to be an exceptional circumstance.

11.11	Procedure for obtaining written approval

When requesting prior written approval to sell or otherwise dispose of securities, a Restricted Person must submit an application in writing (which can be by email) to the Chair, generally through the Company Secretary (in the case of the Chair an application in writing (which can be by email) to the non-executive Directors, and in the case of other Directors, to the Chair or their nominee) including the reasons for requesting approval and confirming the Restricted Person is not in possession of non- public price sensitive information. Approval, if granted, must be in writing (which can be by email) and must specify a time for which the approval applies.

11.12	Application of restrictions to family members and others

Several of the restrictions provided for in the Corporations Act, ASX Listing Rules and the Company’s corporate governance policies prohibit the communication of non-public price sensitive information to other people or arranging for another person to trade in securities.

Where a person related to or closely connected with a Restricted Person undertakes trading in securities, which are restricted by this Policy, there is often a presumption that such person has been privy to information held by the Restricted Person. If that presumption is correct, both the Restricted Person and the other person may have engaged in insider trading. Even if that presumption is incorrect, such trading may create a perception of insider trading.

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Risk Management Policy

Accordingly, to the extent it is in Restricted Persons’ power to do so, Restricted Persons should ensure that any securities trading which is prohibited by this Policy is not undertaken by their:

●	spouse or partner;

●	immediate family members such as a parent, child, sibling, in-laws or other relative living in the Restricted Persons home or to whom material support is contributed;

●	a company or trust over which the Restricted Person has influence or control (regardless of who is the beneficiary);

●	a trust of which the Restricted Person is a beneficiary (other than a trust over which the Restricted Person exercises no control, i.e. a third person or entity exercises exclusive discretionary authority); and

●	any other person over whom Restricted Person has investment control or influence.

11.13	Notifiable Interests

Executive and Non-Executive directors must provide to the Company Secretary all information regarding trading in the Company securities within 2 (two) days of a trade in the Company’s securities to ensure compliance with all requirements of the Corporations Act and the Listing Rules.

11.14	Anti-hedging Policy

Restricted Persons are not permitted to enter transactions with securities (or any derivative thereof) in associated products which limit the economic risk of any unvested entitlements under any equity- based remuneration schemes offered by the Company.

11.15	Breaches of this Policy

Strict compliance with this policy is mandatory for Restricted Persons. Breaches of this policy may damage the Company’s reputation and undermine confidence in the market for Company securities.

Any Restricted Person who becomes aware of a violation of this Policy must immediately report the violation to the Secretary.

It should be noted the Company may be obliged to notify regulatory and/or criminal authorities of a serious breach of this Policy.

11.16	Further Information

If you have any questions or need further information on how to comply with this policy, please contact the Secretary.

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Risk Management Policy

11.17	Request for security trade clearance - template

Dear Chairman, CEO and Company Secretary,

With this note I am requesting clearance to buy / sell / exercise options (please specify) securities of the company. I can advise that I am not aware of any “insider information” at this time. I understand that if clearance is provided it will be for a period of up to 7 calendar days from approval.

Planned buy quantity (approximate):

Planned sell quantity (approximate):

Planned exercise of options quantity (approximate):

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Whistleblower Policy

12	WHISTLEBLOWER POLICY

12.1	PURPOSE

The Group is committed to creating and maintaining an open working environment in which all Group employees, prospective employees, contractors, consultants and external stakeholders are able to raise concerns regarding actual or suspected misconduct including unethical and unlawful conduct (Wrongdoing) by another Group employee, prospective employee, supplier, contractor or consultant.

This Whistleblower Policy (Policy) provides a mechanism to:

●	ensure people who disclose Wrongdoing can do so safely, securely, with confidence that they will be protected and without fear of reprisal;

●	ensure disclosures are dealt with appropriately and on a timely basis;

●	provide transparency around the Group’s process for receiving, handling and investigating disclosures;

●	encourage more disclosures of Wrongdoing; and

●	help deter Wrongdoing.

This Policy will be made available on the Company’s website.

12.2	SCOPE

12.2.1	Who is covered by this Policy

This Policy applies to an individual who is:

(a)	a current or former Group employee, including employees who are permanent, part-time, fixed term or temporary, interns, secondees and managers;

(b)	a current or former officer or associate of any company in the Group, for example a director or company secretary;

(c)	supplier or contractor who is providing, or has provided goods or services to the Group, whether paid or unpaid (e.g. volunteering) including their employees; and

(d)	a relative, dependent, or spouse of an individual identified in (a) to (c) above.

12.2.2	What Matters Can Be Reported Under the Policy

A report can be made under this Policy if the discloser has a reasonable and genuine concern about an actual or suspected Wrongdoing within or involving the Group.

If the discloser has reasonable grounds to suspect the Wrongdoing, the discloser is protected under this Policy even if the disclosure turns out to be incorrect. The discloser should ensure as far as possible, that the facts of the report are accurate, complete, from first-hand knowledge, presented in an unbiased fashion and without material omission. Deliberate false reporting is not be covered by this Policy and will not be a protected disclosure.

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Whistleblower Policy

Examples of what may constitute Wrongdoing include:

(a)	unethical, dishonest, fraudulent, corrupt or unlawful conduct, including money laundering and bribery;

(b)	misleading or deceptive conduct, including conduct or representations which amount to improper or misleading accounting, taxation or financial reporting practices;

(c)	conflicts of interest, including those relating to outside business interests, relationships, improper payments and donations;

(d)	breaches of privacy and confidentiality;

(e)	failure to comply with, or breach of legal or regulatory requirements;

(f)	engaging in or threatening to engage in detrimental conduct against a person who has made a disclosure, or is believed or suspected to have made, or be planning to make a disclosure of a Wrongdoing;

(g)	modern slavery, which exists if a person is not working of their own free will, is treated like property, or is seriously exploited or abused. Examples of modern slavery are human trafficking, slavery and slavery-like practices, forced labour, servitude, early and forced marriage, debt bondage and forms of child labour; and

(h)	conduct endangering the health and safety of any person or persons.

12.2.3	Personal Work-Related Grievances

Not all types of concerns are covered by this Policy as some matters are excluded. Disclosures that relate solely to personal work-related grievances and do not relate to detriment or threat of detriment to the discloser are excluded and do not qualify for whistleblower protections under this Policy.

Personal work-related grievances are those that relates to the discloser’s current or former employment and only have implications for the discloser personally, with no other significant implications for the Group or other matters of misconduct beyond the discloser’s personal circumstances.

If the personal work-related grievance includes information about a Wrongdoing or suggests misconduct beyond the discloser’s personal circumstances, the personal work-related grievance may qualify for whistleblower protections under this Policy.

12.3	MAKING A DISCLOSURE

12.3.1	How to report a Wrongdoing

A report of a Wrongdoing can be made to any one of the following recipients:

(a)	Whistleblower Protection Officer (WPO): The discloser can contact a WPO directly. A WPO is an individual within the Company who has specific whistleblower responsibilities under this Policy. This includes protecting and safeguarding the interests of discloser. The WPO will have access to independent financial, legal and operational advisors as required.

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Whistleblower Policy

The WPO for the Company is the Company Secretary.

(b)	Other Eligible Recipients (OER): There are other individuals who are eligible to receive reports and who are required to handle the disclosure in accordance with this Policy.

These include directors, senior executives (i.e. the CEO and executive direct reports of the CEO) and the auditor of the Company. All reports received by OER will be referred to WPO unless there are exceptional circumstances.

A person can make disclosures to a legal practitioner for the purposes of obtaining legal advice or legal representation about the whistleblower requirements.

A person can also make disclosures to regulatory bodies and other external parties. In certain circumstances, public interest disclosures or emergency disclosures can be made to a journalist or parliamentarian. The criteria for making public interest disclosures or emergency disclosures are highly prescriptive and it is strongly recommended that the person contact the Company’s WPO, or obtain independent legal advice in the first instance to ensure that the person understands the criteria for making a public interest or emergency disclosure that qualifies for whistleblower protection under law.

12.3.2	Confidentiality

The Company has a legal obligation to protect the identity of the discloser. However, this obligation is subject to legal and regulatory requirements and in certain circumstances, the Company may be required to disclose the identity of the discloser to lawyers, regulators or law enforcement authorities. The Company can also disclose the identity of the discloser with the consent of the discloser.

The Company can disclose the information contained in a disclosure with or without the discloser’s consent if:

(a)	the information does not include the discloser’s identity;

(b)	the Company has taken all reasonable steps to reduce the risk that the discloser will be identified from the information; and

(c)	It is reasonably necessary for investigating the issues raised in the disclosure.

The discloser can decide how his or her identity will be handled when making a disclosure, over the course of the investigation and after the investigation is finalised. The discloser has three options in relation to identity protection:

(a)	Confidential: Consent to the WPO knowing the discloser’s identity and for the identity to be disclosed for the purposes of investigating and reporting to relevant stakeholders. This is the preferred option as it allows the matter to be fully investigated whilst providing the discloser with ongoing protection and support.

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(b)	Partially Anonymous: Consent to only the WPO knowing the discloser’s identity. A pseudonym could be used so the discloser’s identity is not known to others. This may create some limitations to the investigation process.

(c)	Anonymous: No one knows the identity of the discloser. This is the least preferred option as it may not be possible to investigate the report if the Company is unable to contact the discloser who made the disclosure anonymously without providing a means of communication.

All information, documents, records and reports relating to the investigation of a reported Wrongdoing will be confidentially stored and retained in an appropriate and secure manner. Access to all information relating to the disclosure will be limited to those directly involved in managing and investigating the disclosure. Only a restricted number of people who are directly involved in handling and investigating the disclosure will be made aware of the discloser’s identity (subject to the discloser’s consent) or information that is likely to lead to the identification of the discloser. Where possible, the discloser will be contacted to help identify certain aspects of their disclosure that could inadvertently identify them.

If the discloser believes there is a breach of confidentiality under this Policy, the disclosure can lodge a complaint with the Company’s WPO, or a regulator for investigation.

12.3.3	Protection from detrimental acts or omissions

It is unlawful for a person to engage in conduct that causes or threaten to cause detriment to the discloser or another person (i.e. individuals conducting, assisting or participating in a whistleblower investigation) who has or intends to make a report. It is also unlawful to cause detriment to the discloser or another person on the belief or suspicion that a report has been or will be made, regardless of whether the report was actually made. The Company will not tolerate such unlawful behaviour.

Examples of detrimental conduct include (but is not limited to):

(a)	dismissal of an employee;

(b)	alteration of an employee’s position or duties to his or her disadvantage;

(c)	discriminatory behaviour towards the employee;

(d)	harassment or intimidation of a person;

(e)	harm and injury to a person, including psychological harm; or

(f)	damage to a person’s property, reputation, business or financial position.

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Note that reasonable administrative or management action such as managing a discloser’s unsatisfactory work performance does not constitute a detriment if the action taken is consistent with the Company’s performance management process. An administrative action that is reasonable for the purpose of protecting a discloser from risk of detriment is not detrimental conduct. For example, the Company may ask the discloser to perform their duties from another location, reassigning the discloser to another role at the same level, make other modifications to the discloser’s workplace or the way they perform their work duties, or reassigning or relocating other staff involved in the disclosable matter.

A person who believes they have been subjected to a detriment because of the actual or intended disclosure should immediately report the matter to the WPO so prompt action can be taken to protect against further detrimental acts or omissions. Reports of detrimental conduct will be treated confidentially. A discloser may also seek independent legal advice or contact regulatory bodies if they believe they have suffered a detriment.

Anyone engaging in unlawful detrimental conduct may be subject to disciplinary action. The action taken will depend on the severity of the breach, but which may include a reprimand, formal warning, demotion, and/or termination of employment in the case of employees, or termination of contract in the case of suppliers or agents.

12.3.4	Protection from civil, criminal and administrative liability

A discloser may be entitled to protection from civil liability (such as breach of employment contract, duty of confidentiality or contractual obligation), criminal liability (such as attempted prosecution of the discloser for unlawfully releasing information or other use of the disclosure against the discloser in a prosecution (other than for making a false disclosure)) and administrative liability (including disciplinary action) in respect of the disclosure. Note that the whistleblower protections do not grant immunity for any Wrongdoing a discloser has engaged in that is revealed in the report.

12.3.5	Compensation and other remedies

A discloser and any other person who have suffered a detriment because of an entity’s failure to take reasonable precautions and exercise due diligence to prevent the detrimental conduct may be entitled to compensation or some other legal remedy through the courts. A person who is unsure of the protections or rights to compensation under the whistleblower laws should seek independent legal advice from a legal practitioner.

12.4	INVESTIGATION PROCESS

The following steps will apply upon receipt of a report:

(a)	WPO will assess the report to determine if the report falls within the scope of this Policy. The disclosure will be handled confidentially.

(b)	WPO will determine whether, or how to investigate the report. The WPO will consider any conflicts of interest and ensure that measures are put in place to protect the discloser if the report falls within the scope of this Policy. Unless required by law, WPO will not disclose information that is likely to lead to the identification of the discloser as part of its investigation process without the discloser’s consent.

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(c)	WPO will determine the nature and scope of the investigation. WPO shall conduct the investigation in a confidential, timely, fair and impartial manner. WPO shall ensure appropriate records and documentations for each step of the investigation process are maintained and kept in a secure manner.

(d)	Where appropriate, WPO will keep the discloser informed of the investigation if the discloser can be contacted. The frequency and timeframe will vary depending on the nature of the disclosure.

(e)	Where appropriate, an employee who is the subject of the disclosure will be advised about the subject matter of the disclosure and prior to any actions being taken.

(f)	WPO will determine appropriate response and necessary action to remediate, or act on the investigation findings.

(g)	Where appropriate, WPO advises and debriefs the discloser about the outcome of the investigation, subject to privacy and confidentiality considerations. The discloser will not be provided with a copy of the investigation report.

12.5	FURTHER GUIDANCE

If you require further guidance as to this Policy, please contact the Company Secretary. The Company encourages open communication and discussion about issues of concerns.

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